UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to §240.14a-12

Competitive Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 20, 2006

Dear Fellow Shareholder,

A group called the “The Committee to Restore Shareholder Value” (the “Nano Group”) has filed preliminary proxy material with the Securities and Exchange Commission (“SEC”). That group is affiliated with John B. Nano, a former President and Chief Executive Officer (“CEO”) of Competitive Technologies, Inc. (the “Company”), who was terminated by the Company in June 2005, and who is currently involved in litigation with the Company. The Nano Group indicated that it intends to solicit your proxy. The Board of Directors of the Company believes that this action IS NOT in your best interest and URGES YOU NOT to sign or return any proxy card that the Nano Group may send to you.

According to the Nano Group’s preliminary proxy statement filed with the SEC, if the Nano Group were to prevail, Mr. Nano would get his old job back, and furthermore, would agree to resolve his pending litigation with the Company. SUCH A RESOLUTION, HOWEVER, WOULD COME AT A STEEP PRICE and would include an immediate payout to Mr. Nano in the amount of at least $2.5 million, including alleged back salary, bonus and payment of substantial legal fees. We do not believe that paying Mr. Nano $2.5 million in cash is in the best interest of your Company. We can better use these funds to build revenues.

Competitive Technologies’ Strategy

Our goal for the Company is to create shareholder value by a continuous increase in our recurring revenue and by expanding our technology pipeline, while at the same time replacing revenue from expiring patents and developing new sources of revenue. We believe that a broad revenue base is the key to our success. Previously, the Company’s business model was built around the hoped-for success of a very limited number of technologies. While that approach resulted in periods of success and profitability as we won certain patent lawsuits or were able to commercialize individual technologies for a period of time, it also meant that we were subject to significant volatility and risk.

Under the prior strategy, with almost all of the Company’s attention focused on a single technology, the Company was left vulnerable to decreased royalties from expiring patents and a risky reliance upon litigation success that we ultimately may not have won. That approach resulted in a technology pipeline practically devoid of commercially viable technologies at the time our current CEO, Dr. D.J. Freed, was appointed. Over the past 18 months, we have focused our efforts on creating an infrastructure that we believe will provide the foundation to turn your Company around. As we have consistently reported to you over the past year, this will take time and effort, but our pipeline of technologies is starting to fill, and we are encouraged by our progress. In addition, the Board of Directors has authorized the retention of First Analysis Securities Corporation to develop additional options beyond our corporate model to assist in providing new revenue sources and increased shareholder value.

Our balance sheet is strong and debt free. Our strategic plan is designed to broaden our revenue base, increase recurring revenues and lower our dependence on a single “home-run” technology. We believe we are taking the appropriate steps to achieve sustainable growth and profitability and, in turn, increase shareholder value.

777 Commerce Drive Suite 100 Fairfield, CT 06825 t:203.368.6044 f: 203.368-5399 www.competitivetech.net

The Nano Group

Within weeks of his termination in June 2005, Mr. Nano sued the Company in an effort to obtain severance benefits beyond those provided for in his employment agreement. We believe that his claims against the Company are entirely without merit. Moreover, the Company has sued Mr. Nano for breach of contractual obligations and breach of his fiduciary duty to the Board of Directors and to the shareholders, along with misappropriation and theft of confidential Company information and Company funds.

Furthermore, during the 8-day period following his termination as CEO, Mr. Nano sold virtually his entire holdings of the Company’s stock worth more than $2.3 million, with apparent utter disregard for the impact those sales would have on the Company’s other shareholders. The stock price fell approximately 20% from the day before he started selling to the day after he finished, on volume that was approximately five times the average in the same period immediately prior to his trading.

According to the Nano Group’s preliminary proxy statement filed with the SEC, its proposed slate of directors owns in the aggregate just 62,022 shares of the Company’s stock. Of that amount, Mr. Nano owns a total of 22 shares and four of the proposed Nano Group director nominees own absolutely NO shares of the Company’s stock.

The Nano Group provides various reasons for their solicitation of your proxy. However, the reasons cited by the Nano Group do not provide an accurate or complete statement of the facts. We suggest that you consider the following:

•
While the Company’s results in 2006 declined from 2005, a substantial portion of the revenues realized in 2004 and 2005, directly or indirectly stemmed from lawsuits initiated in 1993 and 1999, long before Mr. Nano joined the Company. For example, the Materna case was initiated in 1993 and reached a final, non-appealable judgment in April 2004, when we received our award of several million dollars. The case involving Laboratory Corporation of America Holdings (“LabCorp”) was initiated in 1999 when LabCorp was sued for infringing the Company’s homocysteine patent. The decisions of two courts, the District Court in December 2001 and the Court of Appeals for the Federal Circuit in August 2004, both upheld the validity of our patent, and the August 2004 decision was essential to our ability to pursue other infringers.  The result was dramatically increased revenues in fiscal year 2005.

•
The Nano Group claims in its proxy material that Mr. Nano was largely responsible for strong stock price appreciation during 2004. We believe that the real reason for the appreciation in our stock price was from the substantial revenue and cash the Company realized from the judgments rendered in our favor in connection with lawsuits commenced prior to Mr. Nano’s hiring.

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Over the past calendar year, we have added a significant number of new technologies to our development portfolio that are available for licensing. Some of these exciting new technologies will be highlighted in our annual report, which you will receive shortly.

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We have added service offerings that build on our core expertise in technology transfer, intellectual property and licensing. During fiscal 2006, we launched our IP Valuation and Market Assessment services, as well as a Technology Sourcing business. These are important parts of our strategy as they complement our core business.

•
The fruits of our labor will take time to surface as the nature of our business is such that there is an 18 to 36-month period from the point of identifying a new technology to the point of realizing any revenue, a fact that we have consistently reported to you on our quarterly conference calls and in press releases. The infrastructure referred to above is one of the most important components of our strategy and one that we believe can assure sustainable sources of revenue for the Company.

The next few years should be an exciting time as we believe we will begin to see the tangible results of the hard work and efforts now underway. We have a focused and energetic management team and a talented group of business professionals. We are confident that the Company has the ability and fortitude to transform into a business that delivers consistent profitability which we believe, in turn, will drive shareholder value.

Thank you for your continued support.

Sincerely,

Your Board of Directors and fellow shareholders of Competitive Technologies,

Richard E. Carver	Maria Maccecchini, Ph.D.

George W. Dunbar, Jr.	Charles J. Philippin

D.J. Freed, Ph.D.	John. M. Sabin

Statements about our future expectations, including development and regulatory plans, and all other statements in this document, other than historical facts, are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “may,” “will,” “should,” “anticipate,” “believe,” “intend,” “plan,” “expect,” “estimate,” “approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to our ability to obtain rights to market technologies, market acceptance of and competition for our licensed technologies, growth strategies and strategic plans, operating performance and financing of our operations, industry trends, and other risks and uncertainties inherent in our business, including those set forth in Item 1A under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K for the year ended July 31, 2006, filed with the SEC on October 30, 2006, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Important Additional Information Will Be Filed with the SEC

The Company will be filing with the SEC a proxy statement with a WHITE proxy card for the election of directors nominated by the Board of Directors. COMPANY STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT ALREADY FILED WITH THE SEC, AND THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain free copies of the proxy statements through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of the proxy statements from the Company by contacting Secretary, c/o Competitive Technologies, Inc., 777 Commerce Drive, Suite 100, Fairfield, Connecticut, 06825.

Competitive Technologies, Inc., its directors and named executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with its 2007 Annual Meeting of Stockholders. Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s preliminary proxy statement which was filed with the SEC on December 8, 2006, as such information may be supplemented by the Company’s definitive proxy statement when it is filed with the SEC.